Exhibit 10.6

October 29, 2014

BY EMAIL

Mr. Eric D. Shaff

Re: Employment terms

Dear Eric,

Seres Health, Inc. (the “Company”) is pleased to confirm its offer to employ you as a regular, full-time employee on the following terms:

1. Position; start date. You will serve as the Company’s Executive Vice President and Chief Financial Officer. In this capacity you will be reporting to the Chief Executive Officer of the Company. The effective date of your hire and this letter will be November 19, 2014.

2. Base salary; work location. Your base salary for this position will be at the rate of $300,000 per year. The base salary will be paid semimonthly in equal installments and in accordance with the Company’s payroll practices and procedures. Your normal place of work will be 161 First Street, Cambridge, Massachusetts 02142; however, it is understood that the Company may change your normal place of work according to the Company’s future needs.

3. Annual bonus. You will be eligible to receive an annual bonus with a target amount equal to 30% of your base salary as determined in the sole discretion of the Company’s Board of Directors or an authorized committee thereof (the “Board”) based upon both the Company’s performance and your individual performance. Bonuses are intended to retain valuable Company employees, and a bonus is not payable unless you are an employee of the Company on the date that the bonus is paid. For 2014, you will be eligible to receive a prorated annual bonus with a target amount equal to 30% of your base salary (with the actual amount paid determined by the Board in its discretion). The bonus will be prorated based on the number of days you were employed by the Company in 2014 divided by 365.

4. Benefits. You will be eligible to participate in the Company’s standard benefit programs while employed by the Company, which benefits currently include holidays, 15 days of vacation, 5 days sick leave, medical insurance, dental insurance, and life insurance.

5. Equity Award. Subject to the approval of the Board of Directors of the Company, the Company will grant to you an option (the “Option”), intended to qualify as an “incentive stock option” to the extent possible under the Internal Revenue Code of 1986, as amended (the “Code”), for the purchase of 262,692 shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan (the “Plan”), with an exercise price per share equal to the fair market value of such common stock on the date of grant, as determined by the Board. Subject to your continuing service at each vesting date, the Option will vest and become exercisable over four years beginning on the date of the commencement of your employment, with 25% of the total number of shares vesting after one year and the remainder vesting in substantially equal quarterly installments thereafter. The Option will be subject to the terms of the Plan and a stock option agreement to be entered into between you and the Company following the grant of such option by the Board. You will participate in future equity-based compensation awards commensurate with equity-based awards granted to other similarly situated executive officers of the Company subject to the terms and conditions of the Plan or then existing and effective Company plan governing equity-based compensation awards.

6. Proprietary Information Agreement; Company policies. As a condition of this offer and your employment, you must sign and abide by the Company’s standard Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Proprietary Information Agreement”), a copy of which is enclosed and incorporated herein by reference. As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

7. Indemnification. While serving as an executive officer of the Company, you will be entitled to indemnification by the Company under the Indemnification Agreement made and entered into as of November [    ], 2014 and on terms no less favorable than those provided to other executive officers of the Company generally from time to time.

8. At-will employment. It is understood that you will be an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you, except as otherwise specifically provided in this letter.

9. Termination benefits. In the event of the termination of your employment for any reason, the Company will pay you your base salary plus any accrued but unused vacation through your last day of employment (the “Date of Termination”), and the amount of any documented, reimbursable expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (collectively, the “Accrued Obligations”). In addition, if within the six (6) month period that immediately follows a Sale Event, the Company either (i) terminates your employment without Cause or (ii) you resign from your employment for Good Reason (all as defined below) and provided you enter into within 52 days of the Date of Termination, do not revoke and comply with the terms of a separation agreement in a form provided by the Company which will include a general release of claims against the Company and related persons and entities, the Company will provide you with the following “Termination Benefits”: (a) continuation of your base salary for the six (6) month period that immediately follows the Date of Termination (the “Salary Continuation Payments”); and (b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date Termination, until the earlier of (i) the date that is six (6) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer (and you agree to promptly notify the Company of such eligibility) or otherwise become ineligible for COBRA; and (c) any then unvested portion of the Option shall become fully vested upon the Date of Termination. The Salary Continuation Payments will commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment will include a “catch up” payment. Solely for purposes of Section 409A of the Code, each Salary Continuation Payment is considered a separate payment. If the Company does not provide the form of separation agreement to you within thirty (30) days of the Date of Termination, the Company shall be deemed to have waived the requirement that you execute the separation agreement or release and you will nonetheless be eligible to receive the Termination Benefits. For the avoidance of doubt, in the event your employment is terminated for any reason prior to a Sale Event, you will be entitled to the Accrued Obligations but you will not be entitled to Termination Benefits.

10. Definitions. For the purposes of this letter:

(a) “Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to the Company or your willful failure to comply with lawful directives of the Board or written policies of the Company which, if capable of cure, is not cured within thirty (30) days of your receipt of reasonably detailed written notice from the Company setting forth the specific breach or failure and the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated; (iii) breach by you of your representations, warranties, covenants and/or obligations under this letter (including the Proprietary Information Agreement) which, if capable of cure, is not cured within thirty (30) days of your receipt of reasonably detailed written notice from the Company setting forth the specific breach and the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated; and/or (iv) material misconduct by you which seriously discredits or damages the Company or any of its affiliates.

(b) “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your duties, responsibilities or authority; or (ii) a material reduction in your base salary; or (iii) a requirement by the Company that you relocate your principal location of employment to a location that is more than fifty (50) miles outside of the greater Boston metropolitan area. “Good Reason Process” means that (i) you have reasonably determined in good faith that a Good Reason condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days immediately following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(c) “Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation involving the Company in which the shares of voting stock of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50 percent of the outstanding voting power of such surviving or resulting entity, (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person, entity or group of persons or entities, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that an initial public offering of the Company’s equity securities, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

11. Taxes; Section 409A. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this letter on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. To the extent that any payment or benefit described in this letter constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your separation from service. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this letter will be administered in accordance with Section 409A of the Code. To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with or are exempt from Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Entire agreement; governing law. This letter, along with the Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law that would result in the application of law other than Massachusetts law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

13. Assignment. Neither you nor the Company may make any assignment of this letter or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this letter (including the Proprietary Information Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This letter shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

14. Miscellaneous. This letter may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. The headings and captions in this letter are for convenience only and in no way define or describe the scope or content of any provision of this letter. This letter may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15. Other Terms. This offer is subject to background and reference checks that are satisfactory to the Company. In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States. We will not be able to employ you if you fail to comply with this requirement.

Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and the Proprietary Information Agreement and returning them to me by email within seven days of the date hereof, after which date this offer will expire.

We look forward to your joining the Company and are very pleased that you will be working with us.

Very truly yours,

/s/ Roger J. Pomerantz, M.D.

Roger J. Pomerantz, M.D.
President and Chief Executive Officer
SERES HEALTH, INC.

Accepted and Agreed:

/s/ Eric D. Shaff
Eric D. Shaff

10/29/14
Date:

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